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                                                                     Exhibit 2.2

                      AMENDMENT TO ASSET PURCHASE AGREEMENT



                  THIS AMENDMENT TO ASSET PURCHASE AGREEMENT ("AMENDMENT") is made this 29th day of January, 2006, by and between Sato International Pte. Ltd., an entity organized under the laws of the Republic of Singapore (the "BUYER"), and Checkpoint Systems, Inc., a Pennsylvania corporation (the "SELLER").

                  This Amendment sets forth the agreed upon amendments and modifications to the Asset Purchase Agreement dated December 22, 2005 by and between the Seller and the Buyer ("ASSET PURCHASE AGREEMENT").

A. AMENDMENTS. The Asset Purchase Agreement is hereby amended as follows:

                  1. The second and last sentence of the definition of "Acquired Business" is hereby amended and restated in its entirety to read as follows:

         "ACQUIRED BUSINESS" - means the design, manufacture and/or sales of:
         (i) with respect to North America, laser solutions/printers, thermal solutions/printers and horticultural identification labeling solutions/printers, (ii) the United States of America, Central America (through distribution channels) and South America (through distribution channels), hand-held labeling solutions and the "Turn-O-Matic" ticket dispensing systems, (iii) with respect to Europe, laser solutions/printers, thermal barcode printers and associated thermal hardware (including track and trace devices) and consumables (including stock/customized labels, tags and tickets for retail, manufacturing, logistics, industrial and horticultural applications), and (iv) with respect to the Asia Pacific region, thermal solutions/printers, custom labels to the courier industry, prime labels to the foodservice industry, white labels, and other specialized thermal barcode printing applications; provided, however, that the Acquired Business shall not include: (i) any labels or labels solutions that incorporate EAS, EM, and RF technology and Service Bureau Products and (ii) the business of Checkpoint Systems Hong Kong and its subsidiaries."

                  2. The definition of "Transferable Employees" is deleted and the references in Section 3.16(a) and 10.1(b)(iv) to "Transferable Employees" is deemed to mean "Transferred Employees."

                  3. The third sentence of Section 2.3(b) is hereby amended and restated in its entirety to read as follows:

         "Not later than 5:00 p.m. eastern United States standard time on the day immediately preceding the Closing Date, the Seller shall deliver to Buyer an internally prepared, un-audited, balance sheet as of the Closing Date and a statement of estimated Net Operating Assets as of December 25, 2005 ("STATEMENT OF ESTIMATED NET OPERATING ASSETS"), prepared in a manner consistent with the Most Recent Balance Sheet and also made a part of Schedule 2.3(b)."

                  4. The first sentence of Section 2.3(e) is hereby amended and restated in its entirety to read as follows:

         "As promptly as possible following the close of business on the Closing Date, but in no event later than forty-five (45) days after the Closing Date, the Seller shall prepare, at the expense of Seller, a final statement of Net Operating Assets as of the Closing Date ("FINAL STATEMENT OF NET OPERATING ASSETS"). For purposes of the Final Statement of Net Operating Assets, the parties agree that the

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                  5. The first sentence of Section 2.7 is hereby amended and restated in its entirety to read as follows:

         "The purchase and sale provided for in this Agreement (the "CLOSING") will take place at the offices of Seller's counsel at 2600 One Commerce Square, Philadelphia, PA 19103 at 10:00 a.m. (local time) on January 29, 2005, unless Buyer and Seller otherwise agree."

                  6. Pursuant to Section 10.1(a)(iii) of the Asset Purchase Agreement, Schedule 10.1(a)(i) to the Asset Purchase Agreement is hereby amended and restated and replaced in its entirety by EXHIBIT A attached hereto and made a part hereof.

                  7. Pursuant to Section 10.1(a)(iii) of the Asset Purchase Agreement, Schedule 10.1(a)(2) to the Asset Purchase Agreement is hereby amended and restated and replaced in its entirety by EXHIBIT B attached hereto and made a part hereof.

                  8. The first line of Section 10.1(a)(v) should be revised to read as follows: "Except AS OTHERWISE PROVIDED IN SECTION 10.1(A)(vi), BELOW,
AND for wages, payroll taxes and vacation . . . ."

                  9. A new Section 10.1(a)(vi) should be added to read as follows:

         "(vi) Effective as of the Closing Date, Seller and Buyer shall take such steps as may be necessary to cause the account balances of Transferred Employees under the Checkpoint Systems, Inc. 401(k) Savings Plan (the "PLAN") who become employed by Buyer in connection with the transactions contemplated by this Agreement to be spun-off to a separate defined contribution plan maintained by Sato Labeling Solutions America, Inc. (the "SATO 401(K) PLAN"), the terms and features of which in all material respects shall be substantially identical to the terms of the Plan. The actual transfer of assets allocated to such spun-off account balances shall occur as soon as practicable following the Closing Date. The Transferred Employees whose account balances are spun-off shall be eligible to participate in the Sato 401(k) Plan immediately following the Closing Date."
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         B. The parties hereto further agree as follows:

         1. Checkpoint shall, in a reasonably prompt manner, remove the name "Checkpoint" and associated logos from all HLS and Turn-O-Matic hardware and packaging.

         2. Attached hereto as EXHIBIT C are the following updated Schedules to the Asset Purchase Agreement :

                                    Schedule 2.1.1(a)
                                    Schedule 2.1.1(d)
                                    Schedule 2.1.1(f)
                                    Schedule 2.1.1(g)

         3. Checkpoint shall give Sato a credit of EU60,000 as of Closing on the Final Statement of Net Operating Assets and in consideration thereof, Sato shall assume all responsibility and shall indemnify Checkpoint against any liability resulting from claims by IG Metall attributable to the agreements between IG Metall and Checkpoint.

         4. Sato agrees to indemnify Checkpoint from and against any liability resulting from any claims arising under or in connection with that certain assigned Lease dated November 22, 2002 between Ronald and Cynthia Frederick and Checkpoint for the premises located at 930 Jimmy Ann Drive, Daytona Beach, Florida, 32117 which are attributable to any period arising on or after the Closing Date.

         5. Checkpoint agrees to indemnify Sato from and against any liability resulting from an employee related claim where the claim arises from Checkpoint's actions or omissions in the Acquired Business prior to Closing or if such claim is attributable to any statutory end-of-service allowance, paid vacation allowance or similar benefit due such employee which relates to the period in which such person was a Checkpoint employee.

         6. With respect to the calculation of the pension obligation on the Final Statement of Net Operating Assets with respect to the Transferred Employees located in Germany, the parties have agreed to use a discount rate of 4.125% and all other actuarial assumptions shall remain the same. To the extent a discount rate assumption is required in any other jurisdiction to compute Checkpoint's accrued pension liability in a manner similar to Germany and the parties cannot agree on the discount rate, the parties shall rely upon the Hewitt Year End Report and agree to use the mid-point 2005 Year-end discount rate in such report.

         7. The indemnities set forth in paragraphs 3 through 5 above shall not be subject to any Threshold or other limitations set out in the Asset Purchase Agreement.
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         8. The parties acknowledge and agree that with respect to the leased computers used by the Transferred Employees in Spain, the lessor of such computers has refused assignment of the computer leases to Sato and, therefore, the parties have agreed that Checkpoint will: (i) purchase such computers, (ii) transfer them to Sato as part of the updated schedules to the Asset Purchase Agreement and (iii) include the buy-out amount for the computers on the Final Statement of Net Operating Assets as an asset.

         9. Sato agrees to grant Checkpoint a non-exclusive, fully paid-up, royalty free, world-wide, nontransferable, irrevocable, non-terminable right and license in connection with enforcement rights in the intellectual property set forth on SCHEDULE D and SCHEDULE E, each attached hereto.

         C. Effect of Amendment. Except as set forth in this Amendment, the Asset Purchase Agreement and all terms and conditions thereof shall remain unaltered and in full force and effect and are hereby ratified and confirmed in all respects, as hereinabove amended. Any reference in the Asset Purchase Agreement or in any instrument, document or consideration executed or delivered pursuant to the Asset Purchase Agreement to "this Agreement", "hereof", "hereto", and "hereunder" and similar references thereto shall be deemed and construed to be a reference to the Asset Purchase Agreement, as amended by this Amendment.

         D. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

         E. Governing Law/Counterparts. This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law. This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute but one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to Asset Purchase Agreement as of the day and year first above written.

                                 Sato International Pte. Ltd.



                                 By:______________________________
                                    Name:  Kiyohiko Yoshii
                                    Title:    Director

                                 Checkpoint Systems, Inc.



                                 By:_________________________________
                                    Name:  John R. Van Zile
                                    Title:    Senior Vice President

                                   SCHEDULE A

                                   TRADEMARKS



                 TRADEMARK                      REG. DATE          REG. NO.

TURN-O-MATIC                                    8-Sep-64          US 776,575

TURN-O-MATIC Logo                               31-Jan-89        US 1,522,396

Turn-O-Matic TICKET Logo                        15-Jun-93        US 1,777,495

Turn-O-Matic TICKET Logo                        24-Aug-93        US 1,789,247

PRIMARK                                         10-Oct-72         US 944,599




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                                   SCHEDULE E

                                     PATENTS




             U.S. PATENT TITLE                                     INVENTORS               ISSUE DATE       U.S. PATENT NO.
Labeling device                                                  Becker, Werner              9-Feb-88         US 4,724,034

Setting mechanism for endless band printing device               Volk, Heinrich             17-May-88         US 4,744,295

Setting mechanism for selective printing member                  Volk, Heinrich et al.       7-Mar-89         US 4,809,603

Hand Held Portable Labeling Device                               Becker, Werner             02-Nov-93         US 5,258,090

Hand-Held Label Printer With Currency Conversion                 Konig, Theo                28-APR-99        US 09/299,919

Labeller                                                         Becker, Werner             29-May-01         US 6,237,664

Labelling Apparatus                                              Becker, Werner             15-Jan-91         US 4,985,110

Portable Hand-Held Labelling And Marking Device And
Printing Mechanism Therefore                                     Volk, Heinrich             17-Jun-97         US 5,639,340

Printer With Type-Bearing Printing Bands                         Heckmann, Rainer           22-Feb-05         US 6,857,360

Ticket Dispenser                                                 Svensson, Kjell            26-Sep-95         US 5,453,311